Exhibit 99.1

Press Release

CONTACT:
Tricia Haugeto

(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA RECEIVES $14 MILLION FROM
 LONGMONT FACILITIES TRANSACTION

Boulder, Colo., (August 10, 2006) - Array BioPharma Inc. (Nasdaq: ARRY) today announced that it has received $14 million upon completion of previously announced facilities transactions involving Array, its Longmont landlord and BioMed Realty Trust, Inc. (NYSE:  BMR), a real estate investment trust, under which Array assigned its right to purchase the Longmont facility to BioMed.  On August 9, 2006, BioMed concluded the purchase of the Longmont facility and Array entered into a lease for the facility with BioMed through 2016.  Array previously received $18 million through completing a similar transaction with BioMed for its Boulder facility in July 2006.  In total, Array received $32 million in net additional cash from these transactions.

Array will keep its headquarters in Boulder and continue operating its 228,000 square foot research facilities in Boulder and Longmont, Colorado.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies partner with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

About BioMed Realty Trust:

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry. Additional information is available at www.biomedrealty.com.

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